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CIGNA  CORPORATION                                                   EXHIBIT 11
COMPUTATION  OF  EARNINGS  PER  SHARE
(Dollars in millions, except per share amounts)

                                                                                THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                             1994              1993
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
PRIMARY EARNINGS PER SHARE

NET INCOME AVAILABLE TO
    COMMON SHARES                                                      $          114   $            46
- - --------------------------------------------------------------------------=============================

WEIGHTED AVERAGE SHARES:
    Common shares                                                          72,106,563        71,793,607
    Common share equivalents applicable
        to stock options                                                       92,787            94,857
- - -------------------------------------------------------------------------------------------------------

            Total                                                          72,199,350        71,888,464
- - --------------------------------------------------------------------------=============================

PRIMARY EARNINGS PER SHARE                                             $         1.58   $          0.64
- - --------------------------------------------------------------------------=============================


FULLY DILUTED EARNINGS PER SHARE

NET INCOME AVAILABLE TO
    COMMON SHARES:
    Net income                                                         $          114   $            46
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                                                  3                *
- - -------------------------------------------------------------------------------------------------------

Net income available to common shares                                  $          117   $            46
- - --------------------------------------------------------------------------=============================

WEIGHTED AVERAGE SHARES:
    Common shares                                                          72,106,563        71,793,607
    Common share equivalents applicable
        to stock options                                                       92,787            95,334
    Assumed conversion of convertible debentures                            3,626,395                *
- - -------------------------------------------------------------------------------------------------------

    Total                                                                  75,825,745        71,888,941
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FULLY DILUTED EARNINGS PER SHARE                                       $         1.54   $          0.64
- - --------------------------------------------------------------------------=============================
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* The effect of incremental shares was anti-dilutive.  Net income available to common shares reflects the payment of interest expense on debentures.